Filed Pursuant to Rule 433
Dated April 13, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date-Pricing Effective Time:	April 13, 2007

Settlement Date (Original Issue Date):	April 18, 2007

Maturity Date:	April 18, 2011

Principal Amount:	US$ 500,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.12%

All-in Price:	99.88%

Net Proceeds to Issuer:	US$ 499,400,000

Fixed Rate Provisions
Fixed Rate Period:	April 18, 2007 to but excluding April 18, 2008

Benchmark:	Eurodollar Synthetic Forward Rate as per Bloomberg Page EDSF

Yield:	5.410%

Spread to Benchmark:	Plus 0.07%

Re-Offer Yield:	5.410%

Fixed Interest Rate:	5.410%

Fixed Rate Interest Payment Date:	April 18, 2008

Day Count Convention:	Actual-360

Page 2
Filed Pursuant to Rule 433
Dated April 13, 2007
Registration Statement: No. 333-132807

Floating Rate Period:	April 18, 2008 to but excluding the Maturity Date
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.07%
Index Maturity:	Three Month
Index Payment Period:	Quarterly
Floating Rate Interest Payment Dates:	Quarterly on the 18th day of each July, October, January and April, commencing on July 18, 2008, ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to April 18, 2008 based on three month USD LIBOR plus 0.07%
Interest Reset Periods and Dates:	Quarterly on each Floating Rate Interest Payment Date
Interest Determination Dates:	Quarterly, two London business Days prior to each Interest Reset Date
Day Count Convention:	Actual-360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962G2R4
ISIN:	Not Applicable
Common Code:	Not Applicable
Other:	Not Applicable

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Filed Pursuant to Rule 433
Dated April 13, 2007
Registration Statement: No. 333-132807

Additional Terms:

Interest

Interest on the Notes for the period from and including April 18, 2007 to but excluding April 18, 2008 (the "Fixed Rate Period") will be payable in U.S. Dollars on April 18, 2008 (the "Fixed Rate Interest Payment Date"). During the Fixed Rate Period, the interest on the Notes will be equal to 5.410% per annum. During the Fixed Rate Period, interest will be computed and paid on an Actual-360 basis (based upon the actual number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including April 18, 2008 to but excluding the Maturity Date (the "Floating Rate Period") will be payable in U.S. Dollars quarterly, in arrears, on the 18th day of each July, October, January and April, commencing July 18, 2008 (each a "Floating Rate Interest Payment Date"). During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.07%. The initial floating rate will be determined two London Business Days prior to April 18, 2008 based on three month USD LIBOR plus 0.07%. During the Floating Rate Period, the interest rate will be reset quarterly on each Floating Rate Interest Payment Date (the "Interest Reset Date"), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on the basis as provided for the Notes in the prospectus of the Issuer dated March 29, 2006, as supplemented by the prospectus supplement of the Issuer dated March 29, 2006, under "DESCRIPTION OF NOTES, Interest and Interest Rates, Floating Rate Notes, How Interest is Calculated."

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.12% of the principal amount of the Notes. GE Capital Markets, Inc. will act as a sales agent (the "Agent") in connection with the offering and will receive a fee from the Underwriters equal to 0.040 of the principal amount of the Notes.
Institution	Commitment
Lead Managers J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated	$ 250,000,000 $ 250,000,000
Total	$ 500,000,000

The Issuer has agreed to indemnify the Underwriters and the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated April 13, 2007
Registration Statement: No. 333-132807

Additional Information:

General

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by Morgan Stanley & Co. Incorporated at 1-866-718-1649, J.P. Morgan Securities Inc. at 1-212-834-4533 or Investor Communications of the Issuer at 1-203-357-3950.